UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2010

CROCS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

6328 Monarch Park Place Niwot, Colorado	80503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, effective March 1, 2010, John Duerden retired from his position as President, Chief Executive Officer and Director of Crocs, Inc. (the “Company”).  On March 31, 2010, the Company and Mr. Duerden entered into a separation agreement. The effectiveness of the separation agreement is subject to a seven day revocation period in favor of Mr. Duerden. The separation agreement provides that the Company will: (i) pay Mr. Duerden lump sum payments totaling approximately $1.77 million on the Company’s first regular payroll date after September 1, 2010; (ii) accelerate the vesting of certain unvested options to purchase Company common stock and certain unvested restricted shares of Company common stock previously granted to Mr. Duerden, which would have vested if Mr. Duerden had remained employed by the Company for one year following his retirement date; and (iii) pay the employer portion of Mr. Duerden’s health insurance until the earlier of February 28, 2011 or until Mr. Duerden is no longer eligible for COBRA continuation.

The payments above are conditioned upon Mr. Duerden’s compliance with the noncompetition, nonsolicitation, confidentiality, invention assignment and certain other covenants in the employment agreement between the Company and Mr. Duerden dated February 24, 2009. Mr. Duerden also agreed to release the Company from all claims relating to Mr. Duerden’s service to the Company through the date of the separation agreement.

The above summary does not purport to be a complete summary of the separation agreement and is qualified in its entirety by reference to the separation agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

(d)                Exhibits

10.1         Separation Agreement between John Duerden and Crocs, Inc. dated March 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: April 5, 2010	By:	/s/ Russell C. Hammer
Russell C. Hammer,
Chief Financial Officer, Senior Vice
President - Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement between John Duerden and Crocs, Inc. dated March 31, 2010.